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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Gulfterra Energy Partners, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Robert G. Phillips

Chairman and Chief Executive Officer

June 29, 2004

Re: GulfTerra Energy Partners, L.P. Proxy Material

Dear Fellow Unitholder:

Recently, we mailed you proxy material in connection with the Special Meeting of Unitholders of GulfTerra Energy Partners, L.P., which is scheduled for July 29, 2004.

The board of directors of GulfTerra Energy Company, L.L.C., GulfTerra’s general partner, unanimously approved and adopted the merger agreement and determined that it is advisable and in the best interests of GulfTerra and GulfTerra’s common unitholders. Accordingly, the board of directors of GulfTerra Energy Company, L.L.C. recommends that GulfTerra’s common unitholders vote “FOR” the adoption of the merger agreement.

Regardless of the number of units you own, it is important that they are represented and voted at this meeting. Accordingly, you are requested to complete and return the enclosed duplicate proxy at your earliest convenience. You may also vote by touch-tone telephone or over the Internet by following the instructions on the enclosed form of proxy.

Your interest and participation in the affairs of GulfTerra Energy Partners, L.P. are appreciated.

On behalf of your Board of Directors,

Robert G. Phillips

Chairman and Chief Executive Officer
GulfTerra Energy Partners, L.P.
Four Greenway Plaza
Houston, TX 77046

Enclosure